Exhibit 5.1

July 17, 2012

Novelos Therapeutics, Inc. One Gateway Center, Suite 504 Newton, MA 02458

Ladies and Gentlemen:

We have acted as counsel to Novelos Therapeutics, Inc., a Delaware corporation (the ‘‘Company’’), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-1 (the ‘‘Registration Statement’’) relating to the resale of up to 2,000,000 issued and outstanding shares (the “Issued Shares”) of common stock, $.00001 par value per share, of the Company (the “Common Stock”) and up to 2,000,000 shares (the “Warrant Shares” and, together with the Issued Shares, the “Shares”) of Common Stock that are issuable upon the exercise of common stock purchase warrants (the “Warrants”) that expire on March 31, 2016.

In arriving at the opinion expressed below, we have examined and relied on the following documents: (a) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (b) the Registration Statement; (c) the Warrants; and (d) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. We have also assumed that at the time of any sale of Shares hereunder, the Registration Statement shall have become and shall remain effective, and that any Warrant Shares shall have been issued upon exercise of the Warrants in accordance with the Company’s Certificate of Incorporation and the terms of the Warrants, including the payment of the purchase price payable for the Warrant Shares pursuant to the Warrants.

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares, when sold pursuant to the Registration Statement, will be validly and legally issued, fully paid and non-assessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement and may not be used, circulated, quoted in whole or in part or otherwise referred to for any purpose without our prior written consent and may not be relied upon by any person or entity other than the Company, its successors and assigns. This opinion is based upon our knowledge of law and facts as of its date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading ‘‘Legal Matters’’ in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Paul Bork
A Partner